Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), is made and entered into as of the 20th day of February, 2019 (the “Effective Date”), by and among Inpixon (“Inpixon”) and Sysorex, Inc. (“Sysorex”, together with Inpixon, the “Inpixon Parties”) on the one hand and Atlas Technology Group, LLC (“ATG”) on the other hand. ATG and the Inpixon Parties are each referred to as a “Party” and collectively referred to as the “Parties”. Capitalized terms not defined herein shall have the meaning for such term set forth in the Reduction Agreement (defined below).

WHEREAS, on December 4-6, 2018, the Parties participated in an arbitration hearing in regard to a dispute arising out of that certain engagement agreement, dated September 8, 2016, by and between Inpixon and ATG, American Arbitration Association Arbitration Case No. 01-18-0001-5735 (the “Arbitration”); and

WHEREAS, in connection with such Arbitration, the parties executed that certain Arbitration Award Reduction and Payment Agreement, dated January 17, 2019 (the “Reduction Agreement”), pursuant to which, inter alia, ATG agreed to accept INPX Shares (as defined in the Reduction Agreement) in full or partial satisfaction of any Award issued to ATG; and

WHEREAS, the decision in the Arbitration resulted in an Award to ATG in an aggregate amount of $1,156,840.25 plus pre-judgment interest equal to an aggregate of $59,955.28 and after application of the $275,000 credit described in the Reduction Agreement, a Net Award equal to $941,795.53; and

WHEREAS, in accordance with the Reduction Agreement Inpixon has exercised its option to satisfy the Award in full with the INPX Shares.

NOW, THEREFORE, in full and final settlement of any obligation of the Inpixon Parties in connection with the dispute resulting in the initiation of the Arbitration and the satisfaction of the Award issued in connection with the Arbitration and all other disputes, based on good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, enter into this legal and binding Agreement as follows:

1. Settlement Shares.

(a) Simultaneously with the delivery of an executed signature page to this Agreement which shall be on the Effective Date, Inpixon agrees to instruct its transfer agent to issue an aggregate of 749,440 freely tradable INPX Shares (the “Settlement Shares”) to ATG or its designees, at a price of $1.508 per share (the “Offering”). After giving effect to the issuance of the Settlement Shares, any amounts due and payable to ATG in connection with the Award shall be deemed paid in full. The Settlement Shares are being issued pursuant to a registration statement on Form S-3 (Registration File No. 333-223960) (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the U.S. Securities and Exchange Commission on June 5, 2018, the base prospectus included therein and the related prospectus supplement, dated February 20, 2019, containing certain information regarding the Settlement Shares and terms of the Offering.

(b) Within five (5) business days of the sale of all of the Settlement Shares, ATG shall deliver to the Inpixon Parties a brokerage statement or other evidence setting forth the total net proceeds received by ATG or its designees from the sale of the Settlement Shares (exclusive of brokerage fees) (the “Sale Proceeds”). In the event that the Sale Proceeds exceeds the amount of the Net Award, ATG agrees to deliver an amount equal to the difference between the Sale Proceeds and the Net Award (the “Excess Amount”) to Mitchell Silberberg & Knupp LLP, counsel to the Inpixon Parties, within ten (10) business days of ATG or its designees receiving such Excess Amount to be applied against fees payable by the Inpixon Parties in connection with legal services provided to the Inpixon Parties in connection with the Arbitration and this Agreement.

2. Release of Inpixon Parties. ATG, on its own behalf and on behalf of its present and former representatives, officers, directors, partners, shareholders, employees, attorneys, departments, boards, plans, parents, subsidiaries, affiliates, predecessors, successors, agents, assigns, insurers and any other persons or entities that it represents hereby releases, remises, acquits and forever discharges any and all claims (including claims for costs and attorneys’ fees), demands, sums of money, actions, rights, causes of action, suits, debts, demands, dues, damages, losses, costs, judgments, obligations and liabilities at law or in equity, of any kind or nature whatsoever, known or unknown, that it may have had or claimed to have had, or now has or claims to have or hereafter may have or assert to have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement as against the Inpixon Parties, including any of the Inpixon Parties’ present and former representatives, officers, directors, partners, shareholders, employees, attorneys, departments, boards, plans, parents, subsidiaries, affiliates, predecessors, successors, agents, assigns and insurers, and any other persons or entities that it represents, including but not limited to, any and all claims, demands, rights, causes of action, obligations or suits relating to or arising out of the engagement agreement, dated September 8, 2016, by and between Inpixon and ATG (the “Engagement Agreement”), but, specifically excluding any claims and/or actions for the enforcement of the Reduction Agreement or this Agreement.

3. General Release of ATG. The Inpixon Parties each on its own behalf and on behalf of their present and former representatives, officers, directors, partners, shareholders, employees, attorneys, departments, boards, plans, parents, subsidiaries, affiliates, predecessors, successors, agents, assigns, insurers and any other persons or entities that it represents hereby releases, remises, acquits and forever discharges any and all claims (including claims for costs and attorneys’ fees), demands, sums of money, actions, rights, causes of action, suits, debts, demands, dues, damages, losses, costs, judgments, obligations and liabilities at law or in equity, of any kind or nature whatsoever, known or unknown, that they may have had or claimed to have had, or now has or claims to have or hereafter may have or assert to have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement as against ATG, including any of ATG’s present and former representatives, officers, directors, partners, shareholders, employees, attorneys, departments, boards, plans, parents, subsidiaries, affiliates, predecessors, successors, agents, assigns and insurers, including but not limited to, any and all claims, demands, rights, causes of action, obligations or suits relating to or arising out of the Engagement Agreement, but, specifically excluding any claims and/or actions for the enforcement of the Reduction Agreement or this Agreement.

4. Covenant Not To Sue. Each of ATG and the Inpixon Parties covenant that they will not assert any claim in any forum based upon, related to, arising out of, or having any connection with any of the matters released pursuant paragraph 3 or 4 hereof, as applicable, except with respect to any claims required to enforce the terms of the Reduction Agreement or this Agreement.

5. Attorneys’ Fees and Costs. Each of the parties hereto will bear their own expenses, including but not limited to any costs, forum fees or attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and/or the matters released pursuant to paragraph 3 or 4 hereof, as applicable, provided however, that ATG shall pay the Excess Amount, if any, referenced in paragraph 1(b) hereof.

6. Injunctive Relief. The Parties each agree that money damages may not be a sufficient remedy for any breach of this Agreement by the other and that in addition to all other remedies, each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

7. Severance. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

8. Entire Agreement. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings regarding the subject matter hereof, whether oral or written. Failure to exercise or delay in exercising any remedy hereunder shall not be deemed a waiver thereof. Each Party represents that this Agreement is being signed by a duly authorized officer.

9. Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10. General Representations. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; (g) the consideration received by them has been actual and adequate; and (h) they have the authority to enter into this Agreement.

11. No Presumption Against Drafter. This Agreement shall be construed without regard to any presumptions against the Party causing the same to be prepared.

12. No Admission of Liability. It is expressly understood and agreed, as a condition hereof, that neither this Agreement, nor any document referred to herein, nor the settlement set forth herein, nor any payment provided for herein, shall constitute or be construed to be an admission by any Party of any fault, wrongdoing or liability whatsoever concerning the Arbitration, or as evidencing or indicating in any degree an admission of the truth or correctness of the claims and allegations asserted by the parties in the Arbitration.

13. No Waiver. The failure to strictly enforce any or all of the terms of this Agreement by either of the Parties hereto shall not be construed as and shall not result in a waiver of their right to strictly enforce any and all of the terms and conditions of this Agreement, despite such Party’s prior failure to strictly enforce the terms and conditions of this Agreement.

14. Additional Documents. The parties agree to cooperate and execute any further documentation that may be required to implement the terms and the intent of this Agreement.

15. Warranty. Each Party warrants that (a) the person executing this Agreement on its behalf has the authority to do so; and (b) the matters being released pursuant to this Agreement have not been assigned or otherwise transferred to any other person or entity. In addition, ATG represents and warrants that there are no other persons or entities that have a direct or indirect interest, right or claim in any of the matters released by ATG pursuant to paragraph 3 hereof.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived. The Parties hereby agree to resolve any dispute related to this Agreement by way of binding arbitration pursuant to the American Arbitration Association rules in force when the arbitration is initiated. The Parties hereby agree to hold any arbitration in San Francisco, California.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of Inpixon, and on the next business day if sent after normal business hours of Inpixon; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this paragraph 17 (or to such other address that may be designated by a Party from time to time in accordance with this paragraph 17).

If to the Inpixon Parties, to Inpixon’s address at:

Inpixon

2479 E. Bayshore Rd

Suite 195

Palo Alto, CA 94303 US

Attention: Nadir Ali

Email: nadir.ali@inpixon.com

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

25th Floor

New York, NY 10022

Attention: David Gordon

     Melanie Figueroa

Email: dbg@msk.com

    mxf@msk.com

If to ATG, to ATG’s address below:

Atlas Technology Group, LLC

201 Filbert Street

Suite 100

San Francisco, CA 94133

Attention: Christopher Kemper

Email: chris@atlastechgroup.com

18.       Miscellaneous. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in .pdf or similar format shall constitute effective execution and delivery of this Agreement as to the parties. For purposes of this Agreement any reference to “written” or “in writing” shall be deemed to include correspondence by signed letter or facsimile or by e-mail.

19.       Confidential. Except as may be required by applicable law, none of the Parties hereto shall make any disclosure concerning this Agreement, including, but not limited to, the arbitrator in the Arbitration, except to its employees and representatives as may be necessary or advisable, including but not limited to legal counsel, accountants or other advisors without prior approval by the other Parties hereto; provided, however, that nothing in this Agreement shall restrict the Inpixon Parties from making any disclosures that may be required by the federal securities laws including (without limitation) appropriate disclosures if so required by Item 7.01 of Form 8-K, the Securities Act or Regulation FD, as such disclosure is incorporated into Forms 8-K and 10-Q. Notwithstanding the foregoing, upon any disclosure concerning this Agreement made in accordance with the federal securities laws, the restrictions contained in this paragraph shall terminate as of the date of such disclosure and be of no further force and effect.

20.       California Civil Code Section 1542. Each of the Parties acknowledge the existence of and, with respect to the releases given in paragraphs 2 and 3 above, expressly waive and relinquish any and all rights and benefits that they may have under California Civil Code, Section 1542 (or any similar statute in any other state), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELATED PARTY.” The Parties acknowledge that they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the matters released in paragraphs 2 and 3 above, and agree that the release so given in paragraph 2 and 3, above, shall be and remain in effect as a full and complete release of any claims, notwithstanding any such different or additional facts.

[SIGNATURE PAGE FOLLOWS]

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

SYSOREX, INC.

By:	/s/ Zaman Khan
Name:	Zaman Khan
Title:	CEO

ATLAS TECHNOLOGY GROUP, LLC

By:	/s/ Tony Trousset
Name:	Tony Trousset
Title:	Managing Member

Dated: February 20, 2019

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]